Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-202290-01 on Form S-3 of our report dated February 17, 2017, relating to the financial statements of PPL Electric Utilities Corporation appearing in this Annual Report on Form 10-K of PPL Electric Utilities Corporation for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Parsippany, NJ
February 17, 2017